EXHIBIT 3.6
                                 ARIEL WAY, INC.

                           CERTIFICATE OF DESIGNATION

                       OF THE VOTING POWERS, DESIGNATIONS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
              OPTIONAL AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
                 LIMITATIONS AND RESTRICTIONS APPLICABLE TO THE

                       SERIES A REDEEMABLE PREFERRED STOCK

                              ---------------------

                             Pursuant to Section 151
                                     of the
                        Delaware General Corporation Law
                              ---------------------

      I, Arne Dunhem, the President and Chief Executive Officer of Ariel Way, Inc. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, as amended (the "DGCL"), DO HEREBY CERTIFY that:

      Pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Certificate of Incorporation of the Corporation, as in effect as of the date hereof (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the DGCL, the Board of Directors, by action duly taken by written consent in lieu of a meeting thereof in accordance with Section 141(f) of the DGCL, adopted the following resolutions creating a new series of two million (2,000,000) shares of Preferred Stock of the Corporation designated as "Series A Redeemable Preferred Stock" (the "Series A Redeemable Preferred Stock"), out of the Corporation's previously authorized Preferred Stock, which resolutions remain in full force and effect on the date hereof:

      RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates, authorizes and provides for the issuance of shares of Series A Redeemable Preferred Stock having the voting, dividend, conversion, redemption and sinking fund rights and the priorities, preferences and relative, optional and other special rights and qualifications, limitations and restrictions set forth as follows:

      1. Designation and Amount. There is hereby designated, as a new series of the Corporation's Preferred Stock, the "Series A Redeemable Preferred Stock" of the Corporation, and the number of shares constituting such series shall be two million (2,000,000).

      2. Dividends. Each issued and outstanding share of Series A Redeemable Preferred Stock shall accrue a dividend from the Original Issue Date equal to twelve percent (12%) of the Original Purchase Price per annum, which shall be payable when, as and if declared by the Board of Directors, but only out of assets of the Corporation that are legally available for distribution to the Corporation's stockholders. For purposes of this Certificate of Designation: (i) the term "Original Issue Date" means April 19, 2005; and (ii) the term "Original Purchase Price" means one dollar ($1.00) per share of Series A Redeemable Preferred Stock, as adjusted upon any stock split, reverse stock split, combination or recapitalization affecting the shares of Series A Redeemable Preferred Stock. The Corporation shall not pay or declare any dividends on the Common Stock of the Corporation unless the full accrued and unpaid dividends on the Series A Redeemable Preferred Stock described in this Section 2 have been paid.

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      3.  Liquidation  Rights.  Upon any voluntary or  involuntary  liquidation, dissolution or winding up of the Corporation while any shares of Series A Redeemable Preferred Stock are issued and outstanding (a "Liquidation"), before any distribution or payment shall be made to the holders of the Common Stock of the Corporation out of the assets of the Corporation legally available for distribution to stockholders of the Corporation, each holder of any issued and
outstanding  shares  of  Series  A  Redeemable   Preferred  Stock  of  the  such
Liquidation shall be entitled to be paid, out of the assets of the Corporation legally available for distribution to stockholders of the Corporation, with respect to each share of Series A Redeemable Preferred Stock then held by such holder, an amount equal to the sum of: (i) the Original Purchase Price for such share of Series A Redeemable Preferred Stock; plus (ii) any accrued and unpaid dividends on such share of Series A Redeemable Preferred Stock as of such Liquidation, determined in accordance with Section 2 of this Certificate of Designation (collectively, the "Liquidation Preference Amount"), except that if, upon any Liquidation, such assets are insufficient to make payment to each holder of Series A Redeemable Preferred Stock (as of such Liquidation) of the full Liquidation Preference Amount for such holder's shares of Series A Redeemable Preferred Stock, then all such assets shall be distributed among the holders of Series A Redeemable Preferred Stock then outstanding, ratably in proportion to the full amounts to which such holders would otherwise be respectively entitled. After payment to the holders of Series A Redeemable Preferred Stock of the full amount upon Liquidation set forth in this Section 3, the holders of the Series A Redeemable Preferred Stock shall, as such, have no right or claim to any of the remaining assets of the Corporation.

      4. Voting Rights. The consent of the holder(s) of a majority of the issued and outstanding shares of Series A Redeemable Preferred Stock (as of the time of any such action) shall be required for the Corporation to take any of the following actions while any shares of Series A Redeemable Preferred Stock are issued and outstanding:

            (a) effect any amendment to the Certificate of Incorporation of the Corporation or this Certificate of Designation that materially and adversely affects any of the rights, preferences or privileges of the Series A Redeemable Preferred Stock under this Certificate of Designation; or

            (b) authorize or designate any class or series of capital stock of the Corporation with rights with respect to payment of dividends by the Corporation and/or rights upon liquidation of the Corporation that are senior to the rights with respect to payment of dividends by the Corporation and the rights upon liquidation of the Corporation, respectively, of the Series A Redeemable Preferred Stock set forth in this Certificate of Designation;

            (c) effect any merger or consolidation to which the Corporation is a constituent party in which the Corporation is not the surviving entity or as a result of which the stockholder(s) of the Corporation as of immediately prior to such merger or consolidation will own capital stock representing less than fifty percent (50%) of the Corporation's aggregate voting power, immediately after such merger or consolidation; or

            (d)  effect  any  sale,  lease  or  other   disposition  of  all  or
substantially all of the assets of the Corporation.

            In addition, on each matter on which the holders of Common Stock of the Corporation are entitled to vote such shares of Common Stock under the DGCL, the holders of Series A Redeemable Preferred Stock shall be entitled to vote as a separate class. Except as provided in this Section 4 or as required by the DGCL, the Series A Redeemable Preferred Stock shall have no voting rights.


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      5. Redemption  Rights. As soon as reasonably  practicable (but in no event more than five (5) business days) after receipt by the Corporation from the holder(s) of a majority of the issued and outstanding shares of Series A Redeemable Preferred Stock of a written certification executed by such holder(s) requesting that the Series A Redeemable Preferred Stock be redeemed by the Corporation, at any time on or after the sixty (60) day anniversary of the Original Issue Date, all of the issued and outstanding shares of Series A Redeemable Preferred Stock shall be redeemed by the Corporation as set forth in this Section 5. Each share of Series A Redeemable Preferred Stock shall be
redeemed,   out  of  the  assets  of  the  Corporation   legally  available  for
distribution to the Corporation's stockholders, for an amount equal to the sum of: (i) the Original Purchase Price of such share of Series A Redeemable Preferred Stock; plus (ii) any accrued and unpaid dividends upon such share of Series A Redeemable Preferred Stock as of the date of redemption, determined in accordance with Section 2 of this Certificate of Designation (the "Redemption Amount"), except that if such assets are insufficient to make payment to each holder of Series A Redeemable Preferred Stock of the full Redemption Amount for such holder's shares of Series A Redeemable Preferred Stock, then all of such assets shall be distributed among the holders of Series A Redeemable Preferred Stock, ratably in proportion to the full amounts to which such holders would otherwise be respectively entitled, in full redemption of their respective shares of Series A Redeemable Preferred Stock.

      6. Amendment and Waiver. Any of the terms or provisions of the Series A Redeemable Preferred Stock set forth in this Certificate of Designation may be amended, modified or waived upon the written consent of the holder(s) of a majority of the issued and outstanding shares of Series A Redeemable Preferred Stock as of the date of the applicable amendment, modification or waiver. Any such amendment, modification or waiver by the holder(s) of the required number of shares of Series A Redeemable Preferred Stock pursuant to this Section 6, whether prospective or retroactively effective, shall be binding upon all holders of Series A Redeemable Preferred Stock.

      7. Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given upon the earlier of: (i) upon personal delivery to the party to be notified; (ii) five
(5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to holders of Series A Redeemable Preferred Stock shall be addressed to each such holder at the address of such holder appearing on the books of the Corporation

      8. Assets of the Corporation Legally Available for Distribution. Without limiting the generality of the phrase "assets of the Corporation legally available for distribution to the Corporation's stockholders", such phrase, as used in this Certificate of Designation, shall include all funds held in any and all bank accounts established and maintained in the name of the Corporation (including, without limitation, the bank account established by the Corporation with Wachovia Bank, N.A. immediately prior to the Original Issue Date).

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         IN WITNESS  WHEREOF,  Ariel Way,  Inc. has caused this  Certificate  of
Designation to be signed by its President and Chief Executive Officer as of April 19, 2005.

                                    ARIEL WAY, INC.


                                    By: /s/ Arne Dunhem
                                        ----------------------------------------
                                    Name: Arne Dunhem
                                    Title: President and Chief Executive Officer

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